Exhibit 99.1

CONTACT:

Myesha Edwards

Corporate Communications and Investor Relations

(650) 745-7829

Hyperion Therapeutics Completes Acquisition of Andromeda Biotech, Ltd.

- Hyperion’s Orphan Drug Pipeline Now Includes DiaPep277®, A First-in-Class Immunotherapy for New Onset Type 1 Diabetes, with Phase 3 Data Expected in the First Quarter of 2015 -

Brisbane, Calif. – June 12, 2014 – Hyperion Therapeutics, Inc. (NASDAQ: HPTX) today announced that it has completed its acquisition of Andromeda Biotech Ltd. The acquisition broadens Hyperion’s pipeline to include DiaPep277®, a potentially first-in-class immunotherapy for new onset Type 1 diabetes. DiaPep277 is currently being evaluated in a fully enrolled confirmatory Phase 3 clinical study in adult patients, with results anticipated in the first quarter of 2015. DiaPep277 holds Orphan Drug designation in the United States.

“The addition of DiaPep277 to our pipeline is an excellent strategic fit, as it provides us with a late-stage asset that has a potential near-term commercial opportunity in a larger orphan indication,” said Donald J. Santel, president and chief executive officer of Hyperion. “We believe DiaPep277 gives us diversity across our product portfolio, while staying true to our mission to address significant unmet medical needs in orphan indications.”

Under the terms of the agreement announced on April 24, 2014 and in conjunction of the closing of the transaction on June 12, 2014, Andromeda became a wholly owned subsidiary of Hyperion Therapeutics in exchange for $12.5 million in cash, less adjustments for expenses incurred in connection with the transaction, and 312,869 shares of Hyperion common stock (valued at approximately $7.85 million based on the average closing price of $25.09 per share for the 15 consecutive trading days ending April 17, 2014).

About DiaPep277

DiaPep277 is a 24-amino acid peptide derived from human heat shock protein 60 (hsp60) that has demonstrated a specific and beneficial effect on the auto-immune attack of pancreatic beta cells that occurs in patients with Type 1 diabetes. DiaPep277 is designed to preserve endogenous insulin secretion by selectively impeding beta cell destruction without impacting other essential immunological functions or causing systemic immune suppression.

Treatment of new onset Type 1 diabetes patients with DiaPep277 may have several potential benefits, including slowing disease progression, maintaining metabolic control, and reducing risk for diabetic complications. DiaPep277 is administered via subcutaneous injection once every three months and has been studied in over 500 pediatric and adult Type 1 diabetes patients in more than a dozen clinical trials. The compound holds Orphan Drug designation in the United States for treatment of Type 1 diabetes patients with residual beta cell function.

About the DiaPep277 Phase 3 Program

The first Phase 3 trial, DIA-AID 1, was a multinational, randomized, double-blind, placebo-controlled study, which was conducted to evaluate the safety and efficacy of DiaPep277 over a 24-month treatment period in 457 adult new onset Type 1 diabetes patients. Results in both the modified intent-to-treat and per-protocol populations demonstrated a significant improvement in preservation of glucagon-stimulated C-peptide secretion and a significantly higher proportion of patients who maintained HbA1c target levels in the DiaPep277 treatment arm versus placebo. DiaPep277 was safe and well tolerated; no significant differences in serious adverse events or adverse events were observed between the treatment and placebo arms. A peer-reviewed manuscript describing the results of the study was published in the May 2014 issue of Diabetes Care.

DiaPep277 is currently being studied in the confirmatory Phase 3 DIA-AID 2 study. This multicenter, randomized, double-blind, placebo-controlled, parallel-group study is investigating the safety, tolerability and efficacy of DiaPep277 over a 24-month treatment period in 474 newly diagnosed Type 1 diabetes patients ages 20-45 years. The primary endpoint is preservation of glucagon-stimulated C-peptide secretion. Secondary endpoints include percentage of subjects who achieve target HbA1c levels, daily insulin use, and hypoglycemic events. The study, which is being conducted at 100 sites in North America, Europe, Israel and Argentina, is fully enrolled and results are anticipated in the first quarter of 2015.

About Type 1 Diabetes

Each year, approximately 59,000 people – 35,000 adults and 24,000 children — are newly diagnosed with Type 1 diabetes across the U.S. and Europe.

Type 1 (or insulin-dependent) diabetes is an autoimmune disease that results in the permanent destruction of beta cells, the insulin-secreting cells in the pancreas. This lack of insulin results in loss of glycemic (glucose or blood sugar) control. Currently, insulin replacement is the only approved drug therapy for Type 1 diabetes. However, glycemic control that is crucial for prevention of diabetes complications (e.g., retinopathy, neuropathy, cardiovascular disease and nephropathy) cannot be maintained by insulin replacement alone.

The Diabetes Control and Complications Trial (DCCT), conducted from 1983-1993, demonstrated that patients with Type 1 diabetes who have even modest residual beta cell activity as measured by C-peptide secretion have better glycemic control, lower risk for hypoglycemia and a reduced risk of long-term complications. As such, there is a significant unmet need for a disease-modifying therapy targeting beta cell destruction in new onset Type 1 diabetes patients.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company’s first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral

Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed internationally through business partners. In addition, the company is developing glycerol phenylbutyrate for the potential treatment of hepatic encephalopathy and DiaPep277, a first-in-class immune intervention therapy for the potential treatment of new onset Type 1 diabetes. For more information, please visit www.hyperiontx.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, among others, statements related to the expected timing of results from the confirmatory Phase 3 DIA-AID 2 study clinical study of DiaPep277 and the expected benefits of the acquisition by Hyperion of Andromeda and DiaPep277, including DiaPep277’s potential to become the first disease modifying therapy for adult patients with new onset Type 1 diabetes and the importance of its role in Type 1 diabetes care and DiaPep277’s impact on Hyperion’s pipeline and commercial opportunities. Hyperion cautions investors that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the risk that Hyperion will not be able to realize the expected benefits of the acquisition, the risk that the outcome of the DiaPep277 confirmatory Phase 3 trial is not positive, or even if positive that Hyperion will be unable to obtain regulatory approval for, commercialize or obtain satisfactory reimbursement for DiaPep277 within expected timelines, or at all, and the risk that Hyperion may not be able to in-license or acquire new products or product candidates and may not increase its position in the orphan market. These forward-looking statements speak only as of the date of this press release, and Hyperion undertakes no obligation to update or revise any forward-looking statements. For a description of the risks and uncertainties relating to the business of the company in general, see the “Risk Factors” section of Hyperion’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2014 and its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2014, and in any subsequent filings with the Securities and Exchange Commission.

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